Exhibit 5(ii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                     INVESTMENT ADVISORY CONTRACT SUPPLEMENT


                             FundManager Portfolios
                                One Beacon Street
                           Boston, Massachusetts 02108


                                  May 31, 1997

Freedom Capital Management Corporation
One Beacon Street
Boston, Massachusetts  02108-3105

Dear Sirs:

      Re:   International Portfolio

      This will confirm the agreement between the undersigned (the "Trust") and Freedom Capital Management Corporation (the "Adviser") as follows:

      1. The Trust is an open-end management investment company organized as a Delaware business trust and consists of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate class of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. International Portfolio (the "Fund") is a separate investment portfolio of the Trust.

      2. The Trust and the Adviser have entered in to a Master Investment Advisory Contract ("Master Advisory Contract") pursuant to which the Trust has employed the Adviser to provide investment advisory and other services specified in the Master Advisory Contract and the Adviser has accepted such employment. Terms used but not otherwise defined herein shall have the same meanings assigned to them by the Master Advisory Contract.

      3. As provided in paragraph 1 of the Master Advisory Contract, the Trust hereby adopts the Master Advisory Contract with respect to the Fund and the Adviser hereby acknowledges that the Master Advisory Contract shall pertain to the Fund, the terms and conditions of the Master Advisory Contract being hereby incorporated herein by reference.

      4. The term "Fund" as used in the Master Advisory Contract shall, for purposes of this Supplement, pertain to the Fund.

      5. As provided in paragraph 6 of the Master Advisory Contract and subject to further conditions as set forth therein, the Trust shall with respect to the Fund pay the Adviser a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month at the following annual rates:

            Portion of Average Daily
            Value of Net Assets of the Fund           Fee Rate

            Assets not exceeding $500 million         0.50%
            Assets in excess of $500 million          0.40%

      6. This Supplement to the Master Advisory Contract (together, the "Contract") shall become effective with respect to the Fund on May 31, 1997 and shall thereafter continue in effect with respect to the Fund only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by the Board of Trustees and (b) by the vote, cast in person at a meeting called for that purpose, of a majority of the members of the Board of Trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the members of the Board of Trustees on 60 days' written notice to the Trust. This Contract shall terminate automatically in the event of its assignment as defined in the 1940 Act.

      If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                    Very truly yours,

                                    FUNDMANAGER PORTFOLIOS

                                    By:  /s/ Edward C. Gonzales
                                    Title:  Executive Vice President

ACCEPTED:
FREEDOM CAPITAL MANAGEMENT
CORPORATION

By:  /s/ John Danello
     Title:  Executive Vice President